Prospectus Supplement No. 13                   Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated May 19, 2000)                   Registration No. 333-35412

                             Prospectus Supplement
                             Dated March 16, 2001


     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated May 19, 2000, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

     This prospectus relates to the resale by the holder of our:

     .    $450,000,000 principal amount of 5.0% convertible notes due 2010, and

     . the shares of Class A common stock issuable upon conversion of the notes.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 13 OF THE PROSPECTUS.

                      ___________________________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ___________________________________

     The information in the table appearing under the heading "Selling Securityholders" on page 33 in the prospectus is hereby amended by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to selling securityholders previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                Principal Amount         Number of Shares
                                 at Maturity of         of Class A Common        Number of Shares          Percentage of
                                   5.0% Notes             Stock Issuable            of Class A             Class A Common
                                  Beneficially           Upon Conversion           Common Stock          Stock Outstanding
                                 Owned That May         of the 5.0% Notes          Beneficially            as of February
Selling Stockholders                Be Sold             That May Be Sold              Owned**               28, 2001***
----------------------          -------------------     -------------------     --------------------     -----------------
LibertyView Funds L.P.               $1,000,000               19,417                       -                    *
ProMutual                               200,000                3,883                       -                    *
TQA Master Fund, Ltd.                   300,000                5,825                       -                    *
                                  =============            =========                  ==========           ===========
TOTAL                                $1,500,000               29,125                       -                    *

*    Less than 1%.
**   In addition to the shares issuable upon conversion of the notes.
*** Includes shares issuable upon conversion of the notes and additional shares beneficially owned as of February 28, 2001.